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                    September 17, 2020

       Craig D. Fischer
       Chief Financial Officer
       Hemisphere Media Group, Inc.
       4000 Ponce de Leon Boulevard
       Suite 650
       Coral Gables, FL 33146

                                                        Re: Hemisphere Media
Group, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed March 9, 2020
                                                            File No. 001-35886

       Dear Mr. Fischer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology